FOR IMMEDIATE RELEASE

Contact:   Carol DiRaimo, Vice President of Investor Relations
           (913) 967-4109

           Applebee's International Reports November Comparable Sales

OVERLAND PARK, KAN., November 27, 2006 -- Applebee's International, Inc. (Nasdaq:APPB) today reported comparable sales for the four-week period ended November 19, 2006.

System-wide domestic comparable sales decreased 3.1 percent for the November period, and comparable sales for domestic franchise restaurants decreased 3.0 percent. Comparable sales for company restaurants decreased 3.1 percent, reflecting a decrease in guest traffic of between 3.0 and 3.5 percent, combined with an approximately flat average check. The average check was flat as company restaurants lapped a menu price increase of approximately 1.0 percent as well as a higher-priced promotion during the final two weeks of the November 2005 period.

System-wide domestic comparable sales for the quarter-to-date period through November (eight weeks) have decreased 2.1 percent, with domestic franchise restaurant comparable sales down 2.1 percent and company restaurant comparable sales down 2.2 percent.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of November 19, 2006, there were 1,911 Applebee's restaurants operating system-wide in 49 states and 17 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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